Exhibit 99.(14)(a)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Prudential Investment Portfolios, Inc.:

We consent to the use of our report dated November 14, 2014, with respect to the Prudential Jennison Growth Fund, a series of The Prudential Investment Portfolios, Inc., incorporated by reference herein and to the reference to our firm under the heading “Independent Registered Public Accounting Firm.”

New York, New York

December 17, 2014